EXHIBIT 4.5


                            DATED 19th of JUNE, 2003










                                 WPP GROUP PLC



                                    - and -



                       CORDIANT COMMUNICATIONS GROUP PLC



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                          SCHEME TRANSACTION AGREEMENT

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                                 ALLEN & OVERY
                                     London
                                  CO:1040570.8





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                                    CONTENTS


1.   Interpretation...........................................................3
2.   Announcements............................................................6
3.   Implementation of the Proposed Acquisition...............................6
4.   Conduct of Business......................................................8
5.   Agreed Disposals.........................................................8
6.   Exclusivity..............................................................9
7.   Employees...............................................................10
8.   Termination.............................................................10
9.   Expenses................................................................11
10.  Notices.................................................................11
11.  General.................................................................12
12.  Law.....................................................................12


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THIS AGREEMENT is made as of 19th June, 2003 BETWEEN:

(1) WPP GROUP PLC (registered number 1003653) whose registered office is at Pennypot Industrial Estate, Hythe, Kent CT21 6PE ("WPP"); and

(2) CORDIANT COMMUNICATIONS GROUP PLC (registered number 1320869) whose registered office is at 1-5 Midford Place, London W1 5BH ("Cordiant").

WHEREAS:

(A) WPP proposes to acquire Cordiant by means of a scheme of arrangement under Section 425 of the Companies Act 1985, to be proposed by Cordiant to its ordinary shareholders, under which the whole of the issued ordinary share capital of Cordiant will be transferred to WPP and WPP will issue new ordinary shares to the former ordinary shareholders of Cordiant (the "Scheme").

(B) This Agreement sets out certain matters relating to the conduct of the Acquisition (as defined below) that have been agreed by WPP and Cordiant.

IT IS AGREED as follows:

1.     INTERPRETATION

(1)    In this Agreement:

       "Acquisition" means the proposed acquisition of Cordiant by WPP pursuant to the Scheme, as described in the Press Announcement;

       "Act" means the Financial Services and Markets Act 2000;

       "Agreed Disposals" means the George Patterson Bates Disposal, the Financial Dynamics Disposal and the Scholz & Friends Disposal;

       "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

       "Announcement Date" means the date of this Agreement or the next Business Day thereafter;

       "Business Day" means a day (other than a Saturday, Sunday or public holiday) on which banks are generally open for business in London;

       "City Code" means the City Code on Takeovers and Mergers;

       "Competitive Proposal" means any offer or other proposal for the sale, reorganisation or recapitalisation of Cordiant or any other member of the Cordiant Group (excluding for the purposes of sub-clause 6(2) internally generated management buy-out proposals) or any other transaction or proposed transaction in respect of Cordiant involving a third party which would amount to an action requiring the approval of Cordiant shareholders in general meeting under Rule 21 of the City Code;

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                                       4

       "Conditions" means the conditions to the Acquisition set out in Appendix I to the Press Announcement;

       "Confidentiality Agreement" has the meaning given in sub-clause 8(3);

       "Cordiant Group" means Cordiant and its subsidiaries and subsidiary undertakings;

       "Cordiant Shares" means the ordinary shares of 50p each in Cordiant;

       "Court" means the High Court in England and Wales;

       "Court Hearing" means the Court hearing to sanction the Scheme;

       "Court Meeting" means the meeting of Cordiant's shareholders, ordered in accordance with section 425 of the Companies Act 1985, to approve the Scheme;

       "Debt Transfer Agreement" means the debt transfer agreement in the Agreed Form to be made on or about the date of this Agreement between, amongst others, (1) Cordiant, (2) Cordiant Finance Inc., (3) HSBC Bank Plc, (4) the "Finance Parties" as defined therein, (5) WPP No. 2337 Limited, and
       (6) WPP;

       "Effective Date" means the date on which an office copy of the order of the Court sanctioning the Scheme is delivered to the Registrar of Companies for registration;

       "EGM" means the extraordinary general meeting of shareholders of Cordiant at which a special resolution will be prepared to approve certain amendments to the Articles of Association of Cordiant to ensure that (i) any Cordiant Shares issued after the record time for voting at the Court Meeting and before the record time for the Scheme will be bound by the Scheme and (ii) any shares issued to any person other than a member of the WPP Group after the time at which the Scheme becomes effective will be automatically exchanged for new ordinary shares of WPP on the same terms as under the Scheme;

       "Financial Dynamics Disposal" means the proposed disposal by Cordiant of various companies in the Financial Dynamics International network, as contemplated by the Financial Dynamics Sale Agreement;

       "Financial Dynamics Sale Agreement" means the draft form of agreement proposed to be used for the Financial Dynamics Disposal in the Agreed Form;

       "George Patterson Bates Disposal" means the proposed disposal by Cordiant of part of its interest in Cordiant Communications Group Australia Pty Limited, as contemplated by the George Patterson Bates Sale Agreements;

       "George Patterson Bates Sale Agreements" means (i) the investment agreement dated 28th May, 2003 and made between inter alia (1) Cordiant,
       (2) Cordiant Communications (Australia) Pty Limited ("Cordiant Australia") and (3) Pacific Equity Partners Pty Limited and the agreements to be entered pursuant thereto and (ii) the shareholders' agreement relating to The Communications Holdings Group Pty Limited ("CHG") dated 28th May, 2003 and made between inter alia (1) CHG and (2) Cordiant Australia;

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                                       5

       "Listing Rules" means those rules made by the UK Listing  Authority under section 74 of the Act;

       "London Stock Exchange" means the London Stock Exchange plc;

       "Panel" means the Panel on Takeovers and Mergers;

       "Parties" means WPP and Cordiant and "Party" shall mean either of them (as the context requires);

       "Press Announcement" means the press announcement about the Acquisition in the Agreed Form;

       "Scheme" has the meaning given in Recital (A);

       "Scheme Document" means the circular to be issued by Cordiant to its shareholders in connection with the Acquisition, including the Scheme;

       "Scholz & Friends Disposal" means the proposed disposal by Cordiant of its interest in Scholz & Friends AG, as contemplated by the Scholz & Friends Sale Agreement;

       "Scholz & Friends Sale Agreement" means the agreement dated 6th June, 2003 between (1) Baumwall "7" Einhundertachtundachtzigste Verwaltungsgesellschaft mbH, (2) Electra European Fund (LP) Ltd, (3) Bates Deutschland Holding GmbH and (4) Cordiant;

       "UK Listing Authority" means the Financial Services Authority as the competent authority for listing in the UK under Part VI of the Act; and

       "WPP Group" means WPP and its subsidiaries and subsidiary undertakings.

(2) In this Agreement, the expressions "subsidiary", "subsidiary undertaking" and "associated undertaking" shall have the meaning respectively given to them in the Companies Act 1985.

(3)    In this Agreement any reference to an enactment includes references to:

       (a) that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement);

       (b) any enactment which that enactment re-enacts (with or without modification); and

       (c) any subordinate legislation made (before or after signature of this Agreement) under any enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above and "enactment" includes any legislation in any jurisdiction.

(4) Words denoting persons shall include bodies corporate and unincorporated associations of persons.

(5) Sub-clauses (1) to (4) above apply unless the contrary intention expressly appears in this Agreement.

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                                       6

(6)    The headings in this Agreement do not affect its interpretation.

2.     ANNOUNCEMENTS

(1) The Parties agree that the Press Announcement shall be released to the London Stock Exchange at 7.00 a.m. (or as soon as possible thereafter) on the Announcement Date, subject to:

       (a) the prior execution of the Debt Transfer Agreement by the parties thereto; and

       (b) the prior receipt by WPP of completed irrevocable undertakings (in the Agreed Form) from all of the directors of Cordiant (the "Cordiant Directors") in respect of any Cordiant Shares in which such Cordiant Directors have a beneficial interest, and the obligations of the Parties under this Agreement, other than this sub-clause 2(1), shall be conditional on such release.

(2) Each Party confirms that its Board has approved the contents and release of the Press Announcement.

(3) Cordiant shall, subject to the fiduciary duties of the Cordiant Directors, the rules and requirements of law or any regulatory body (including, without limitation, the Panel and the UK Listing Authority) or the rules and regulations of any recognised stock exchange (including, without limitation, the London Stock Exchange), consult with WPP as to the terms of, the timing of and manner of publication of any formal announcement, circular or publication to Cordiant shareholders or to any recognised stock exchange or other authority which Cordiant may make regarding the Acquisition, this Agreement or any matter referred to in the Press Announcement; provided that WPP will act upon such consultation reasonably and as expeditiously as possible. Any other communication which Cordiant may make regarding such matters shall, subject to the fiduciary duties of the Cordiant Directors, the requirements of law or any regulatory body (including, without limitation, the Panel and the UK Listing Authority) or the rules and regulations of any recognised stock exchange (including, without limitation, the London Stock Exchange), be consistent with any such announcement, circular or publication.

3.     IMPLEMENTATION OF THE PROPOSED ACQUISITION

(1) Each Party will use all reasonable endeavours, so far as they each may be able, to complete the Acquisition on the terms and subject to the Conditions set out or referred to in the Press Announcement and the Scheme Document and to give effect to the matters specified in, and to act in accordance with, the Press Announcement and the Scheme Document in order that the Effective Date shall be no later than 31st August, 2003.

(2) Cordiant undertakes to WPP that its directors will recommend the Acquisition and the Scheme to Cordiant's shareholders and will not at any time withdraw or modify such recommendation, except to the extent that the directors determine in good faith that such recommendation should not be given or should be withdrawn or modified where not to do so would be a breach of their fiduciary duties.


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                                       7

(3) Each of the Parties will promptly provide such assistance and information as may reasonably be required by the other Party for the purposes of, or in connection with, the preparation of all documentation required in connection with the Acquisition and the Scheme.

(4) Cordiant will co-operate with WPP in relation to the obtaining of any necessary regulatory clearances in connection with the Acquisition and the Scheme and, without prejudice to the generality of the foregoing, will:

       (a) as promptly as practicable provide to WPP or, at the request of WPP, to any regulatory authority such information as may reasonably be required by WPP or such regulatory authority in connection with any regulatory clearances required by WPP in connection with the Acquisition;

       (b) make or provide all reasonable assistance in making as promptly as practicable such filings with relevant regulatory authorities as are necessary or expedient for the implementation of the Acquisition; and

       (c) if necessary, provide all reasonable assistance in the negotiations with any relevant regulatory authority in relation to any undertakings, orders or agreements which such relevant regulatory authority may require in connection with the Acquisition.

(5) Without prejudice to the generality of sub-clauses (1) to (4), WPP undertakes to Cordiant that it will use all reasonable endeavours, as expeditiously as possible, to (i) make such filings, (ii) obtain such regulatory clearances and (iii) negotiate with any relevant authority, in each case as is necessary or expedient for the implementation of the Acquisition.

(6) Without prejudice to the generality of sub-clauses (1) to (4), Cordiant undertakes that it will:

       (a) issue the CPR Part 8 Claim Form (together with all necessary supporting documents) and apply to the Court for leave to convene the Court Meeting;

       (b) subject to obtaining leave of the Court, post the Scheme Document, including the notice of the Court Meeting and the EGM, (together with forms of proxy) to its shareholders;

       (c)    convene the Court Meeting and the EGM;

       (d) following approval of the Scheme at the Court Meeting and the passing of the special resolution(s) to be proposed at the EGM, present a petition (together with all necessary supporting documents) to the Court to sanction the Scheme and bring such petition on for hearing by the Court; and

       (e) seek to obtain an office copy of the Court order sanctioning the Scheme,

       in each case to the extent practicable in accordance with the expected timetable set out in the Press Announcement and, in any event, in order that the Effective Date shall be no later than 31st August, 2003; provided in each case that WPP provides such information and assistance as Cordiant may reasonably require in order to enable it to comply with its obligations under this clause.


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                                       8

(7) Without prejudice to the generality of sub-clauses (1) to (4), Cordiant undertakes to WPP that subject to each of the Conditions having been satisfied or, where relevant, waived and the Scheme having been sanctioned at the Court Hearing, it will take all action within its power to make the Scheme effective as soon as practicable after the Court Hearing and, in any event, no later than two Business Days after the Court Hearing.

(8) Cordiant shall promptly provide WPP, at its request, with details of the proxies received prior to the Court Meeting.

(9) The Parties agree, and undertake to each other, to take all actions that may be reasonably necessary or advisable to ensure that the issuance of new ordinary shares in WPP to shareholders of Cordiant pursuant to the Scheme qualifies for the statutory exemption from registration of such securities pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended.

(10) WPP confirms to Cordiant that (i) it will have all requisite power and authority to allot and issue ordinary shares in the capital of WPP to the Cordiant shareholders as contemplated in the Press Announcement and (ii) that such issue of shares will not require the consent of the WPP shareholders or any other person save only the directors of WPP.

4.     CONDUCT OF BUSINESS

(1) Cordiant undertakes that, prior to the Effective Date, it will use reasonable endeavours to preserve its business organisation intact and maintain its existing relations and goodwill with employees, customers, clients, suppliers, creditors, lessors and business associates.

(2) Subject to any legal, regulatory or contractual restrictions, Cordiant undertakes that, prior to the Effective Date, it will, and will procure, in so far as it has power to do so, that each other member of the Cordiant Group will, provide WPP, its employees, representatives, advisers and agents with such access, during normal business hours, to the properties, books, contracts and records of the Cordiant Group (which are under the control of Cordiant or other member of the Cordiant Group) as WPP may reasonably request.

(3) Cordiant shall use its best endeavours to cancel the listing of its ordinary shares as soon as practicable after the release of the Press Announcement and in any event prior to the Court Meeting, and to remove them from the Official List of the UK Listing Authority and to cancel the trading in such shares on the London Stock Exchange's market for listed securities, such that Cordiant is no longer subject to the Listing Rules, and shall to this end despatch a circular to its shareholders on or within one Business Day after the day of the release of the Press Announcement giving 20 Business Days' notice of the date of cancellation.

5.     AGREED DISPOSALS

(1) Cordiant undertakes, subject to the fiduciary duties of the Cordiant Directors to determine otherwise, to WPP to use its reasonable endeavours, including by procuring its directors (to the extent that the Agreed Disposals require shareholder approval as a condition to their completion) to recommend (and not withdraw their recommendation) to Cordiant's shareholders to vote in favour of the Agreed Disposals at the relevant general meeting(s) of Cordiant convened for such purpose, to procure the completion of each of the Agreed Disposals as soon as reasonably practicable and in the case of:


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                                       9

       (a) the Financial Dynamics Disposal substantially in accordance with the Financial Dynamics Sale Agreement;

       (b) the George Patterson Bates Disposal substantially in accordance with the George Patterson Bates Sale Agreements; and

       (c) the Scholz & Friends Disposal substantially in accordance with the Scholz & Friends Agreement.

(2) Cordiant shall keep WPP and its advisers informed of the status of the Agreed Disposals and consult, where practicable, with WPP on any material issues that may arise during the course of the Agreed Disposals.

(3) Cordiant shall not, and shall procure that no other member of the Cordiant Group shall, without the prior written consent of WPP (provided such consent is not unreasonably withheld or delayed) alter, revise or amend the terms and conditions of the, the George Patterson Bates Sale Agreements or the Scholz & Friends Sale Agreement or, once it has been executed, the Financial Dynamics Sale Agreement (or any document entered or to be entered into pursuant to any of them) in each case which is material in the context of the relevant Agreed Disposal.

(4) Cordiant shall, if so reasonably requested by WPP prior to the Effective Date, enforce or procure the enforcement of any of the undertakings or rights contained in the, the George Patterson Bates Sale Agreements or the Scholz & Friends Sale Agreement or, once it has been executed, the Financial Dynamics Sale Agreement and any document entered into pursuant to, or in connection with, any of them; provided to do so is in the best interests of Cordiant.

(5) Cordiant shall use reasonable endeavours to extend the dates by which the respective Agreed Disposals need to be completed in order to enable any such Agreed Disposals to become unconditional.

6.     EXCLUSIVITY

(1) Cordiant undertakes that, prior to the first to occur of the Effective Date and the date on which this Agreement is terminated in accordance with its terms, it shall not, and shall procure so far as it is able that no other member of the Cordiant Group, nor any of its or their respective directors, officers, advisers, agents or employees shall, directly or indirectly:

       (a) enter into or continue discussions or negotiations with, or, except to the extent required by the City Code, the Panel, law or regulation provide any information to, any third party in connection with any Competitive Proposal; or

       (b) solicit, encourage or otherwise facilitate (except to the extent required by the City Code, the Panel, law or regulation) any enquiries or the making of any offer or proposal by a third party with respect to any such Competitive Proposal, save in each case in connection with any Agreed Disposals or any existing contractual obligation.


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                                       10

(2) Cordiant shall as promptly as practical inform WPP of any approach by a third party of which it or its directors may become aware and which may lead to a Competitive Proposal and will keep WPP informed of the status of the same.

(3) Cordiant shall, if requested by WPP, request the immediate return from any third party, other than any party to the Debt Transfer Agreement, of any confidential information in such third party's possession or control resulting from, or otherwise obtained in connection with, such third party's consideration of a Competitive Proposal made by it.

7.     EMPLOYEES

(1) WPP will procure that all amounts payable under the terms of the employee retention arrangements (written details of which have been supplied to WPP prior to the date of this Agreement and initialled by the Parties for the purpose of identification) are duly paid as and when due.

(2) WPP will maintain, for a period of 6 years after the Effective Date, for the benefit of the current directors and officers of the Cordiant Group who are entitled to such cover, directors' and officers' insurance cover in respect of acts or omissions prior to the Effective Date, such cover to be no less favourable than that provided under Cordiant's existing Group policy.

8.     TERMINATION

(1) Without prejudice to the Parties' obligations under the City Code or pursuant to court order, or other obligation, this Agreement may be terminated at any time prior to the time the Scheme becomes effective on the Effective Date as follows and, save as provided in sub-clauses (2) and (3) below, all obligations of the Parties hereunder shall cease forthwith:

       (a) by either Party giving written notice to the other if the board of Cordiant shall have determined not to give, or to withdraw or modify, its recommendation of the Acquisition;

       (b) by either Party giving written notice to the other if the requisite approval of the Scheme shall not have been obtained at the Court Meeting or the EGM, including any adjournment or postponement thereof, or if the Court does not sanction the Scheme;

       (c) by either Party giving written notice to the other if any of the Conditions shall be incapable of satisfaction on or before 31st August, 2003; or

       (d)    if the Parties so agree in writing.

(2)    In the event that this  Agreement is  terminated  pursuant to  sub-clause
       (1), the Parties agree that, save in the case of antecedent breach, they shall have no further obligation or liabilities under this Agreement other than pursuant to clauses 9, 10, 11 and 12.

(3) For the avoidance of doubt, termination of this Agreement shall be without prejudice to the Confidentiality Agreement entered into between the Parties dated 2nd May, 2003 (the "Confidentiality Agreement"), which shall continue in full force and effect notwithstanding such termination.


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                                       11

9.     EXPENSES

       Save as otherwise provided in or contemplated by this Agreement, each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

10.    NOTICES

(1) Any notice or other document to be served under this Agreement may be delivered or sent by post or facsimile process to the Party to be served as follows:

       (a)   to WPP at:                      (b)   to Cordiant at:

             27 Farm Street                        1-5 Midford Place
             London W1X 6RD                        London W1T 5BH
             Fax: 020 7493 6819                    Fax: 020 7706 3820

             Marked for the attention of:          Marked for the attention of:
             Finance Director/Company Secretary    Group Finance Director/
                                                     Company Secretary

             with a copy to                        with a copy to
             Allen & Overy                         Macfarlanes
             Marked for the attention of:          Marked for the attention of:
             Mark Gearing/Jocelyn Ormond           Mary Leth/Matthew Blows

             Fax: 020 7330 9999                    Fax: 020 7831 9607

       or at such other address or facsimile number as it may have notified to the other Party in writing. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

(2)    Any notice or document shall be deemed to have been served:

       (a)    if delivered, at the time of delivery; or

       (b) if posted, at 10.00 a.m. on the second Business Day after it was put into post, if sent within the United Kingdom, or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post, if sent by airmail; or

       (c) if sent by facsimile process, at the expiration of two hours after the time of despatch, if despatched before 5.00 p.m. (local time at the place of destination) on any Business Day, and in any other case at 10.00 a.m. (local time at the place of destination) on the next Business Day after the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the facsimile message was properly addressed and despatched, as the case may be.


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                                       12

11.    GENERAL

(1) None of a Party's rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the other Party.

(2) This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart.

(3) This Agreement (and the agreements referred to in clause 1) contains the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements between the parties (save for the transactions referred to in clause 1) relating to these transactions except the Confidentiality Agreement.

(4) If any provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, but would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

(5) A person who is not a party to this Agreement may not enforce any of its terms, other than in respect of clause 7, under the Contracts (Rights of Third Parties) Act 1999.

(6) The provisions of this Agreement shall survive completion of the Acquisition.

(7) This agreement may be modified or amended only by written Agreement of the Parties.

12.    LAW

       This Agreement shall be governed by and construed in accordance with English law.

AS WITNESS the hands of the parties (or their duly authorised representatives).

SIGNED by                               )
for and on behalf of                    ) /s/[illegible]
WPP GROUP PLC                           )


SIGNED by                               )
for and on behalf of                    ) /s/[illegible]
CORDIANT COMMUNICATIONS                 )
GROUP PLC                               )